Exhibit 5.1

[Letterhead of Hogan Lovells US LLP]

October 5, 2010

Board of Trustees

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, Maryland 21401

Ladies and Gentlemen:

We are acting as counsel to Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-11, as amended (file no. 333-169500) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $200 million of common shares of beneficial interest, par value $0.01 per share, of the Company (the “Shares”), all of which Shares are to be sold by the Company pursuant to the proposed form of Underwriting Agreement among the Company and the underwriters named therein (the “Underwriters”), which will be filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and applicable provisions of the Maryland General Corporation Law, as amended (collectively, the “Maryland REIT Law”). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland REIT Law” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Board of Trustees

October 5, 2010

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee of the Board of Trustees, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP